                                                                     EXHIBIT 2.1
                     REAL ESTATE PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT (the "AGREEMENT") is entered into as of September 5, 2001, between SPACELABS MEDICAL, INC., a Delaware corporation ("SLMD-DE") and SPACELABS MEDICAL, INC., a California corporation ("SLMD-CA") (collectively "SELLER") and USREA, INC., a Delaware corporation, or permitted assigns ("BUYER").

                                R E C I T A L S:

        A. Seller owns the Real Property described below located at 15120 and 15220 NE 40th Street, Redmond, Washington.

        B. Buyer wishes to buy the Real Property and the other Property described below, and Seller is willing to sell such Property to Buyer, on the terms and conditions set forth below, including without limitation, a lease of the Real Property to SLMD-CA pursuant to the Lease attached hereto as EXHIBIT B (the "LEASE"), the obligations of SLMD-CA under such Lease to be guaranteed by SLMD-DE.

        In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.     PURCHASE AND SALE.

        SECTION 1.1    PROPERTY BEING SOLD.

        Seller shall sell, convey and assign to Buyer, and Buyer shall purchase and accept from Seller, for the Purchase Price (hereinafter defined) and on and subject to the terms and conditions herein set forth, all of Seller's right, title and interest in and to the following (collectively, the "PROPERTY"):

                1.1.1 The land situated at 15120 and 15220 NE 40th Street, Redmond, King County, Washington, described in EXHIBIT A attached hereto, together with all of Seller's right, title, and interest in and to adjacent streets, alleys, rights-of-way and any strips or gores of real estate adjoining the land (the "LAND"); all buildings and other improvements located on the Land, including subject to Section 1.2, all fixtures attached to or used exclusively in connection with the ownership, maintenance or operation of the Land or other improvements including without limitation all equipment and facilities used to provide utility services, heating, ventilation and air conditioning, garbage disposal or other services on the Land (collectively, the "IMPROVEMENTS"); and all rights, titles, and interests appurtenant to the Land and Improvements including without limitation all minerals, oil, gas and other hydrocarbon substances appurtenant to the Land, all development rights, air rights, water, water rights relating to the Land, and any and all easements, rights-of-way and other appurtenances used in connection with the beneficial use and enjoyment of the Land (collectively with the Land and Improvements, the "REAL PROPERTY"); and

                1.1.2 To the extent they are assignable without consent, notice, execution of documents or payment of fees (except as Buyer may elect to obtain or provide any of the foregoing), are owned and in the possession of Seller, all permits, licenses, warranties and guaranties relating to the Real Property. Except as otherwise agreed by the parties, Buyer will not be assuming any leases, contracts or agreements for possession or use by third parties, or for the provision of goods or services at or in connection with operating the Real Property. In addition to the foregoing items, Seller shall sell, convey and transfer to Buyer, to the extent such items are material to the ownership, management and operation of the Property and are readily identifiable and able to be located by Seller, and subject to Seller's right under Section 6.5 to keep such items at the Property during the term of the Lease, all of the books, records, architectural plans, surveys, engineering plans and manuals and mechanical drawings kept at the Property but are being made available, rather than delivered, to Buyer pursuant to Section 4.1

        SECTION 1.2    EXCLUDED ASSETS.

        Notwithstanding anything in this Agreement or the Lease to the contrary, the Property being sold to Buyer does not include (a) Seller's personal property, equipment and trade fixtures located or on the Real Property or the items that would otherwise constitute fixtures or facilities which are listed on
SCHEDULE 1.2 (collectively "SELLER'S PERSONAL PROPERTY AND FIXTURES") (but does include those fixtures, equipment and facilities described in Section 1.1.1 to the extent not listed on SCHEDULE 1.2) or (b) any permits, licenses, trademarks, franchises or other intangible property used by Seller in the operation of its business at the Property. Seller shall remove Seller's Personal Property and Fixtures from the Real Property prior to expiration or termination of the Lease as provided in and subject to terms and conditions of the Lease.

SECTION 2.     PURCHASE PRICE; PAYMENT.

        The total purchase price for the Property is Seventy-Four Million Dollars and No/100 ($74,000,000.00) ("PURCHASE PRICE"). The Purchase Price shall be paid in cash at Closing (which payment shall include application of the Deposit described in Section 3).

SECTION 3.     EARNEST MONEY.

        Within one (1) business day after the mutual execution hereof by Buyer and Seller, Buyer shall deliver to the Escrow Department ("ESCROW AGENT") of First American Title Insurance Company, Bellevue, Washington ("TITLE COMPANY") Three Million Seven Hundred Thousand Dollars ($3,700,000.00) in cash (the "DEPOSIT"), which shall be presented in by wire transfer of same day funds to an account designated by Escrow Agent.

        Upon receipt of funds for the Deposit, Escrow Agent shall immediately deposit such proceeds in an interest bearing account. Any interest earned on the Deposit shall be added to the interest bearing account and shall be paid to the party entitled to the Deposit. The Deposit and interest thereon shall be held in escrow and delivered by the Escrow Agent in accordance with the provisions hereof. If any portion of the Deposit is not delivered to Escrow Agent by the deadlines specified, Seller may, at its option, at any time prior to actual receipt of the Deposit by Escrow Agent, terminate this Agreement by giving notice of such termination to Buyer.

        Notwithstanding any other provision of this Agreement, Buyer shall have the right to terminate this Agreement by written notice to Seller in the event that Seller shall file a petition in bankruptcy prior to the Closing Date. In the event of such termination, the Deposit shall be immediately returned to Buyer.

SECTION 4.     DUE DILIGENCE.

        SECTION 4.1     ACCESS; INDEMNITY.

        Buyer shall have access to the Property upon reasonable prior notice to Seller to conduct its due diligence review. Buyer's due diligence review shall be conducted at Buyer's sole cost and expense and Buyer shall pay all such costs as and when due and indemnify Seller from any claims for non-payment or mechanics' liens. Buyer shall not conduct or permit to be conducted any invasive tests or borings as part of its due diligence review. Buyer shall conduct its due diligence review so as to not unreasonably interfere with the operation of Seller's business. Buyer shall repair promptly any damage done to the Property by Buyer or its officers, agents, employees, consultants or contractors (any of the foregoing, including Buyer, shall be referred to singularly as a "BUYER PARTY," and collectively with Buyer as the "BUYER PARTIES") in connection with its inspection of the Property prior to Closing. Buyer shall hold Seller harmless from and shall indemnify and defend Seller against any and all claims, damage, loss, liability, cost or expense, including reasonable attorneys' fees and costs (collectively, "CLAIMS"), suffered or incurred by Seller arising from or related to the activities of the Buyer's Parties on the Property prior to Closing, including in connection with conducting Buyer's due diligence and inspection pursuant hereto; provided, however, that Buyer's indemnity under this
Section 4.1 shall not cover any Claims relating to the existence of Hazardous Substances (as defined below) on the Property except to the extent any such Claims result from (i) contamination caused by the activities of any of the Buyer Parties; or (ii) the negligence or willful misconduct of any of the Buyer Parties. Buyer's indemnity under this Section 4.1 shall survive the Closing or earlier termination of this Agreement. If Buyer does not purchase the Property for any reason other than Seller's default, Buyer shall promptly deliver to Seller at Seller's cost (for copying and delivery costs) copies of all studies, reports, surveys or other documentation generated by or on behalf of Buyer relating to the Property, and if Seller requests, Buyer shall return all materials received from Seller relating to the Property.

        "HAZARDOUS SUBSTANCES" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, polychlorinated biphenyls, asbestos, or any constituent of any such substance or waste, including, without limitation, any of the foregoing as these terms are defined in any laws, ordinances, rules, regulations, administrative rulings or other requirements in effect as of the date hereof or the Closing Date, that regulate or impose standards with respect to the environment, including but not limited to the Washington Model Toxics Control Act, the Washington Hazardous Waste Management Act, CERCLA, RCRA, the Federal Water Pollution Control Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Refuse Act, the Emergency Planning and Community Right-to-Know Act, and any federal, state or local equivalent thereof and including any amendments or modifications to any of the foregoing, in effect as of the date hereof or the Closing Date.

        SECTION 4.2     AS IS, WHERE IS.

        Buyer acknowledges that, except as specifically provided in Section 8, neither Seller nor any of its employees, agents, or attorneys, has made any warranty or representation, express or implied, or arising by operation of law, regarding the Property, including, but in no way limited to, any warranty of quantity, quality, condition, habitability, merchantability, suitability or fitness for a particular purpose of the Property, the Improvements, or soil or environmental conditions, or specifically as to any of the following: (i) the condition of the Property or any buildings, structures or Improvements on the Real Property or the suitability of the Property for occupation or for Buyer's intended use or for any use whatsoever, (ii) compliance with any applicable laws or regulations, including any building, zoning, or fire laws or regulations,
(iii) the requirement of, existence of, or compliance with any permits or approvals, if any, of any governmental entity, (iv) the availability or existence of any water, sewer or other utilities or utility rights, (v) the presence of any Hazardous Substances or underground tanks on or affecting the Property or any other property, or (vi) compliance of the Property with the terms of the Americans With Disabilities Act or similar access laws. Except as provided in Section 8, Buyer agrees to accept the Property "AS IS, WHERE IS" and with all defects, whether latent or not, in the condition existing on the Closing Date, subject to reasonable use, wear, tear and natural deterioration of the Property between the date hereof and the Closing Date.

        The provisions of this Section 4.2 shall survive the Closing or termination of this Agreement.

        SECTION 4.3     DELIVERY OF INFORMATION BY SELLER.

        Buyer acknowledges that Seller provided to Buyer copies of the following documents, or made such documents available to Buyer at the Property:

                4.3.1 The documents listed on SCHEDULE 4.3.1 attached to this Agreement;

                4.3.2 The Commitment (as defined below), together with the exception documents referenced therein.

        SECTION 4.4     TITLE INSURANCE.

        Buyer acknowledges that Seller has provided it with (a) an ALTA owner's extended coverage preliminary commitment for title insurance issued by Title Company under its Order No. 847747-C-1 dated August 22, 2001 (as the same may be supplemented from time to time, the "COMMITMENT") setting forth the status of the title of the Real Property; (b) a copy of all documents and exceptions referenced in the Commitment pertaining to the Property; and (c) a copy of ALTA/ACSM Land Survey dated July 26, 2001 prepared by Triad Associates/William Condrey ("THE SURVEY").

                4.4.1 PERMITTED EXCEPTIONS. The term "PERMITTED EXCEPTIONS" shall mean (a) the printed general exclusions appearing in the ALTA Form B (1970 form with 1984 amendments) extended coverage owner's policy form, and general exceptions A, E and G shown in the Commitment, (b) real estate taxes not yet due and payable, (c) the exceptions listed on

SCHEDULE 4.4.1 hereto, (d) the terms and conditions of the Lease, (e) those matters shown on the Survey and (f) any exceptions created by Buyer (e.g., purchase money deed of trust).

                4.4.2 TITLE SUPPLEMENTS. Buyer may order supplements to the Commitment at any time prior to the Closing. Buyer shall have one (1) business day after receipt of any supplements to the Commitment to provide a written notice to Seller ("BUYER TITLE NOTICE") objecting to any matters shown in such supplement. If Buyer does not deliver such notice to Seller within such period then Buyer shall be deemed to have approved all of the exceptions shown in the supplement.

                4.4.3 SELLER'S RESPONSE. Seller shall have one (1) business day after receipt of Buyer's Title Notice within which to commit in writing to remove any disapproved exceptions from title. Alternatively, at Buyer's option, Seller may cause Buyer's title policy to contain endorsements acceptable to Buyer at Buyer's cost with respect to such disapproved exceptions. If, for any reason, within the response period, Seller does not commit in writing to cause such disapproved exceptions to be removed or Buyer does not consent to the issuance by Title Company of an endorsement acceptable to Buyer to insure over such disapproved exceptions, then Buyer may either, as its sole remedy (a) terminate this Agreement in which case the provisions of Section 10 shall apply, or (b) waive the defects and proceed to Closing in which case such defects shall be deemed Permitted Exceptions. In no event shall mortgages, deeds of trust, judgments and other monetary liens or encumbrances on title (except real estate taxes not yet due and payable) be deemed to be Permitted Exceptions, and Seller shall have the obligation to satisfy and remove the same from title at or before Closing. With the exception of the items described in the immediately preceding sentence, Seller shall not be required to expend more than $100,000.00 to cure any disapproved exceptions from title. Seller may extend closing for a period not to exceed thirty (30) days to remove or obtain an endorsement with respect to any disapproved exception. Seller may apply a portion of the Purchase Price to the payment of any monetary liens or the cure of any disapproved exception.

                4.4.4 TITLE AFFIDAVIT. Seller shall provide to Title Company an affidavit (the "TITLE AFFIDAVIT") in the customary form required by Title Company in connection with the issuance of extended coverage title insurance.

SECTION 5.     OPERATION PRIOR TO CLOSING.

        Until Closing and unless this Agreement is terminated, Seller shall continue to operate and maintain the Property in accordance with the following and shall:

        5.1 Promptly notify Buyer if and when the current officers of Seller acquire actual knowledge of any fact or event that would make any of the representations or warranties of Seller contained in this Agreement untrue or misleading in any material respect or that would cause Seller to be in violation of any of its covenants or other obligations hereunder.

        5.2 Notify Buyer promptly if and when the current officers of Seller acquire actual knowledge through receipt of written notice of a written claim or lawsuit that would materially adversely affect the Property.

        5.3 Not convey, mortgage, grant a deed of trust, lease or contract to do any of the foregoing or otherwise allow or consent to convey, abandon, relinquish, cloud or encumber title to the Property or any interest therein or part thereof or take any action that would adversely affect title to the Property.

        5.4 Maintain the Property at Seller's same maintenance and operation standards and condition, all as in existence as of August 30, 2001, reasonable wear and tear and casualty and condemnation excepted; provided however, that Seller shall have no obligation to undertake any structural or nonstructural repairs to correct any conditions at the Property that exist as of such date or that occur prior to the Closing.

        5.5 Maintain all casualty, liability and hazard insurance currently in force with respect to the Property through the Closing without diminution in coverage.

        5.6 To the extent the current officers of Seller have actual knowledge of and has received written notice from any governmental authorities of any uncured material violations of any applicable laws relating to the Property, and Seller is required under applicable law to remedy such violations, Seller shall remedy such material violations, but only to the extent the aggregate cost of remedying such violations does not exceed $100,000.00.

        5.7 PROPERTY DEFICIENCIES. Seller and Buyer acknowledge that the roof on the building known as the Manufacturing Building requires repair or replacement (the "CORRECTION WORK"). At the Closing, an amount equal to $250,000.00 shall be placed by Seller in an escrow, and the parties shall execute an escrow agreement providing for the release of such funds to Buyer upon presentation to escrow holder of letters of completion of the Correction Work signed by Buyer's construction consultant. Buyer covenants to complete the Correction Work within twelve (12) months after the Closing. In no event shall Seller be responsible for any costs for the Correction Work in excess of $250,000.00. Buyer shall use diligent efforts to minimize the cost of the Correction Work, including making claims (other than bringing lawsuits) under existing warranties (as assigned to Buyer) or "make goods". Upon completion of the Correction Work, any amount remaining in the escrow shall be refunded to Seller. The provisions of this Section 5.7 shall survive the Closing.

SECTION 6.     CLOSING; PRORATIONS.

        SECTION 6.1     TIME FOR CLOSING.

        The closing of the sale of the Property by Seller to Buyer shall occur in the manner set forth below (the "CLOSING") on a date selected by Buyer (the "CLOSING DATE") not later than September 12, 2001 (TIME BEING OF THE ESSENCE).

        SECTION 6.2     CLOSING COSTS.

        The provisions of this Section 6.2 shall survive the Closing.

                6.2.1 SELLER'S COSTS. Seller shall pay one-half of the escrow fee and one-half of the escrow fee relating to the post-closing escrow pursuant to Section 5.7. Seller shall also pay for the real estate excise tax, the premium for an ALTA Owner's Form B (1970 form with 1984 amendments) standard coverage title insurance policy with coverage in the amount of the Purchase Price (the "TITLE POLICY"), and the brokerage fee to Trammell Crow Corporate Services ("TCCS") described in Section 13.

                6.2.2 BUYER'S COSTS. Buyer shall pay one-half of the escrow fee and one-half of the escrow fee relating to the post-closing escrow pursuant to Section 5.7. Buyer shall also pay for the premiums for any endorsements to the Title Policy, the additional cost of extended title insurance coverage (including the cost of any survey in addition to the Survey required by the Title Insurance Company) and recording fees. Because no personal property is included in the sale, no use or sales tax shall be due.

                6.2.3 LEGAL AND CONSULTANT FEES. Except as specifically set forth herein, each of Buyer and Seller shall be responsible for and bear all of its own costs and expenses incurred in connection with the transaction contemplated by this Agreement, including expenses of its representatives, incurred at any time in connection with pursuing or consummating the proposed transaction.

        SECTION 6.3     PRORATIONS.

        Since the Lease is a net lease, there will be no prorations between Seller and Buyer at Closing. Pursuant to the terms of the Lease, real estate taxes paid in advance by SLMD-CA, as tenant, for any partial year shall be prorated between SLMD-CA and Buyer upon the expiration of the term of the Lease.

        SECTION 6.4     CLOSING DOCUMENTS.

                6.4.1 SELLER'S DOCUMENTS. By 5:00 P.M. on the business day prior to Closing, Seller shall deliver to Escrow Agent the following documents and instruments ("SELLER'S CLOSING DOCUMENTS"):

                        6.4.1.1  Bargain and Sale Deeds, in the form of
EXHIBIT C attached hereto (the "DEED") executed and acknowledged by SLMD-CA and SLMD-DE, as applicable, conveying the Real Property to Buyer subject to the Permitted Exceptions, but excluding Seller's Personal Property and Fixtures;

                        6.4.1.2 Duplicate originals of the Lease in the form attached hereto as EXHIBIT B, executed and acknowledged by SLMD-CA, together with a Guaranty of Lease from SLMD-DE in the form attached as EXHIBIT B to the Lease;

                        6.4.1.3  The Title Affidavit;

                        6.4.1.4 A non-foreign entity certificate meeting the requirements of Section 1445 of the Internal Revenue Code, executed by Seller;

                        6.4.1.5 Evidence reasonably satisfactory to the Title Company as to Seller's due formation and existence, and that the person(s) executing the Seller's Closing Documents on behalf of Seller have full right, power and authority to do so;

                        6.4.1.6 Any real estate transfer tax, declarations or other like governmental report required by any governmental authority having jurisdiction over the Property, executed by Seller if so required by such governmental authority;

                        6.4.1.7 The Seller's estimated closing statement, executed and approved by Seller;

                        6.4.1.8 Escrow instructions as reasonably necessary to close the sale described in this Agreement, executed by Seller or its attorneys;

                        6.4.1.9  Bill of Sale selling, conveying and
transferring to Buyer those items described in Section 1.1.2;

                        6.4.1.10 Duplicate originals of the escrow agreement referred to in Section 5.7 of this Agreement; and

                        6.4.1.11 Such other documents as may be reasonably required by the Title Company and are consistent with the terms of this Agreement.

                6.4.2 BUYER'S DOCUMENTS. By 5:00 P.M. on the business day prior to Closing, Buyer shall deliver to Escrow Agent the following instruments, documents and funds ("BUYER'S CLOSING DOCUMENTS"):

                        6.4.2.1 Duplicate originals of the Lease executed and acknowledged by Buyer;

                        6.4.2.2 Evidence reasonably satisfactory to Seller and the Title Company as to Buyer's due formation and existence, and that the person(s) executing the Buyer's Closing Documents on behalf of Buyer have full right, power and authority to do so;

                        6.4.2.3 Any real estate transfer tax, declarations or other like governmental report required by any governmental authority having jurisdiction over the Property, executed by Buyer if so required by such governmental authority;

                        6.4.2.4 The Buyer's estimated closing statement, executed and approved by Buyer;

                        6.4.2.5 Escrow instructions as reasonably necessary to close the sale described in this Agreement, executed by Buyer or its attorneys;

                        6.4.2.6 Duplicate originals of the escrow agreement referred to in Section 5.7 of this Agreement;

                        6.4.2.7 Such other documents as may be reasonably required by the Title Company and are consistent with the terms of this Agreement; and

                        6.4.2.8 Wire transfer of immediately available federal funds, made payable to the order of Seller, in the amount of the Purchase Price as set out in Section 2 hereof, adjusted as provided for in Section 6.2 above, due credit being given for the Deposit.

                6.4.3 FURTHER ASSURANCES. Prior to and following Closing, Buyer and Seller shall each execute and deliver such additional instruments, documents and other writings as may be reasonably necessary or desirable to confirm, carry out or effectuate fully the Closing.

        SECTION 6.5     POSSESSION.

        Buyer shall be entitled to possession of the Property on Closing, subject only to the Permitted Exceptions and the rights of SLMD-CA as the tenant under the Lease. Seller shall also deliver to Buyer all of the books, records, architectural plans, surveys, engineering plans and manuals and mechanical drawings kept at the Property but that were made available, rather than delivered, to Buyer pursuant to Section 4.1; provided that Seller may maintain such items at the Property until the expiration or earlier termination of the term of the Lease if Seller reasonably determines that such items are necessary for its use, occupancy and operation of the Property during the term of the Lease, but Seller shall continue to make such items available to the landlord under the Lease. The provisions of the second sentence of this Section 6.5 shall survive the Closing.

        SECTION 6.6     TITLE POLICY.

        Prior to Closing, Seller shall cause the Title Company to provide to Buyer a pro forma of the Title Policy, dated as of the Closing Date and signed by an authorized representative of Title Company agreeing to insure Buyer in the amount of the Purchase Price, subject only to the Permitted Exceptions. At Closing, the Title Company shall be irrevocably committed to issue the Title Policy in the form of the pro forma policy.

SECTION 7.     DAMAGE OR CONDEMNATION PRIOR TO CLOSING.

        SECTION 7.1     DAMAGE OR DESTRUCTION.

        Before Closing, the entire risk of loss or damage by casualty to the Property however caused shall be borne and assumed by Seller except as set forth below. If, after the date of this Agreement but prior to Closing, the Real Property is destroyed or damaged, then Seller shall promptly give written notice to Buyer of such fact (the "DAMAGE NOTICE"), and the following provisions will apply.

                7.1.1 NO SUBSTANTIAL DAMAGE. For purposes of this Section, the words "substantially damaged" mean damage that in Seller's reasonable judgment would cost One Million Dollars ($1,000,000.00) or more to repair. In the event the Property is not substantially damaged, (i) Buyer shall proceed with the purchase of the Property (subject to the other conditions of this Agreement), and there will be no reduction in the Purchase Price and (ii) Seller may elect to either (A) retain the proceeds of all insurance related to such damage and promptly commence to repair such damage or destruction; such repair to be completed either before Closing or before the end of the Lease term pursuant to the provisions of the Lease and Seller will be responsible for good, workmanlike and lien-free completion of such repairs or (B) assign to Buyer Seller's claims as to the property insurance proceeds (and Buyer shall be credited at closing with an amount equal to (1) or any proceeds received by Seller prior to Closing and (2) any deductible or self-insured amounts) for damage of the Real Property).

                7.1.2 SUBSTANTIAL DAMAGE. If the Real Property is substantially damaged, then Buyer shall have the option to either terminate this Agreement (in which case the provisions of Section 10 will apply) or proceed to closing. If Buyer elects to close, then on Closing Seller shall assign to Buyer Seller's claims as to the property insurance proceeds (and Buyer shall be credited at Closing with an amount equal (i) any proceeds received by Seller prior to Closing, and (ii) any deductible or self-insured amounts) for damage of the Real Property. The provisions of the Lease shall govern such repair and any rent abatement. In no event will Buyer be required to repair any damage to Seller's Personal Property.

                7.1.3 CONDEMNATION. If, prior to Closing, condemnation proceedings (or proceedings in lieu thereof) are commenced against all or any part of the Real Property, Seller shall promptly give notice to Buyer of such fact (the "Condemnation Notice"). Unless the taking is de minimis (which means less than 5% of the square footage of the Property), Buyer shall not be obligated to proceed with Closing, subject to the other provisions hereof. If Buyer elects to proceed with the transaction, there shall be no reduction in the Purchase Price. Seller shall assign to Buyer at the Closing Date all of Seller's right, title and interest in and to any award made or to be made in the condemnation proceedings as it relates to the Real Property taken, but Seller shall retain any award for moving, relocation and other expenses or losses suffered by Seller as to its personal property. Seller shall fully cooperate with Buyer's efforts to obtain the condemnation proceeds due Buyer after Closing, provided that Seller shall not be required to incur any material cost or expense in connection with such cooperation.

SECTION 8.     SELLER'S REPRESENTATIONS AND WARRANTIES.

        SECTION 8.1     REPRESENTATIONS AND WARRANTIES.

        Seller hereby makes the following representations and warranties to
Buyer:

                8.1.1 CORPORATE AUTHORITY. SLMD-DE is a duly organized Delaware corporation and is qualified to transact business in the State of Washington. SLMD-CA is a duly organized California corporation and is qualified to transact business in the State of Washington. Seller has the requisite power and authority to enter into and perform this Agreement and Seller's Closing Documents. This Agreement (and as of the Closing Date, each of Seller's Closing Documents) (a) has been authorized by all necessary corporate action on the part of Seller, (b) has been duly executed and delivered by Seller, and (c) constitutes the legal, valid and binding obligation of Seller, subject to the operation of bankruptcy or laws affecting creditor's rights.

                8.1.2 CONFLICTS. Execution, delivery and performance by Seller of this Agreement (and as of the Closing Date, Seller's Closing Documents), shall not conflict with or result in a violation of (a) Seller's organizational documents, or (b) to Seller's knowledge, any judgment, order, or decree of any court or arbiter to which Seller is named as a party.

                8.1.3 NO BANKRUPTCY. (a) Seller is not in the hands of a receiver, and, to Seller's knowledge, no application for a receiver is pending;
(b) Seller has not made a general assignment for the benefit of creditors; and
(c) Seller has not filed, or to Seller's knowledge had filed against it, any petition in bankruptcy, for reorganization or in any other insolvency proceeding. If any of such actions have been taken or brought against Seller, then prior to the date hereof the same have been fully disclosed and Seller discharged therefrom so that there are no prohibitions or conditions upon Seller's sale or leaseback of the Property.

                8.1.4 NOTICES. To Seller's knowledge, Seller has not received any written notices from any governmental authorities of any uncured violations of any applicable laws with respect to the Property.

                8.1.5 LITIGATION. To Seller's knowledge, there is no pending or judicial, municipal or administrative proceedings threatened in writing that affect the ownership or use of the Property.

                8.1.6 AGREEMENTS TO TRANSFER OR ENCUMBER. Except as previously disclosed to Buyer in writing [e.g., iStar Financial, Inc.], Seller has not committed nor obligated itself in any manner whatsoever to sell, lease or encumber the Property or any interest therein to any party other than Buyer.

                8.1.7 UNDERGROUND STORAGE TANKS. To the best of Seller's knowledge, there are no cisterns, wells or underground storage tanks on the Property and underground storage tanks have not been removed from the Property, except as disclosed in the due diligence materials listed on Schedule 4.3.1 hereto and by the environmental studies obtained by Buyer in its due diligence review of the Property.

                8.1.8 LIENS. Seller has received no written notice of any intention to claim any mechanic's materialmen's or other statutory liens (other than the lien of nondelinquent general taxes), and there are no parties owed money the non-payment of which could result in a lien against the Property.

                8.1.9 GOVERNMENTAL OBLIGATIONS. There are no obligations to any governmental or quasi-governmental agency (e.g., water or sewer districts) which could become a lien against the Property, except for the lien of non-delinquent general taxes.

                8.1.10 HAZARDOUS SUBSTANCES. To Seller's knowledge, no Hazardous Substances are or have been used, stored on, or released from or onto the Property except (i) immaterial quantities of Hazardous Substances used in the ordinary course of operation or maintenance of the Property in compliance with applicable laws, (ii) those disclosed in the environmental reports delivered to Buyer and listed on SCHEDULE 4.3.1 hereto.

                8.1.11 NO LEASES. There are no leases or occupancy agreements affecting the Property and no parties have rights to possession, or will at the Closing have rights to possession, of the Property other than Seller.

                8.1.12 DOCUMENTS. The documents listed on SCHEDULE 4.3.1 constitute to Seller's knowledge all of the documents in the possession or control of Seller in any of the following categories: (a) surveys of the Property, (b) building, architectural, and engineering plans, soils reports, environmental assessment reports, tank closure reports, seismic reports, spill reports, and topographical maps, (c) service contracts, repair agreements, and structural and engineering reports.

        SECTION 8.2     DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES.

        EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE SELLER'S CLOSING DOCUMENTS, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, THE BUILDING, ANY OTHER IMPROVEMENTS, OR SOIL AND ENVIRONMENTAL CONDITIONS.

        SECTION 8.3     DEFINITIONS OF SELLER'S KNOWLEDGE.

        When modifying a representation, warranty or other statement of Seller, the term "knowledge" (e.g., "Seller acquires knowledge," "Seller has knowledge of," "to Seller's knowledge," etc.) means that none of the current officers of SLMD-CA or SLMD-DE have then-current actual knowledge with respect to the matter in question.

        SECTION 8.4    SURVIVAL.

        The representations and warranties made by Seller in this Section 8 shall survive Closing for a period of twelve (12) months and shall not merge in the Deed. Seller shall have no liability for breaches of such representations below $50,000.00 or in excess of $500,000.00.

SECTION 9.      BUYER'S REPRESENTATIONS AND WARRANTIES.

        Buyer hereby makes the following representations and warranties to
Seller:

        SECTION 9.1     REPRESENTATIONS AND WARRANTIES.

                9.1.1 Corporate Authority. Buyer is a duly organized Washington corporation and is qualified to transact business in the State of Washington. Buyer has the requisite power and authority to enter into and perform this Agreement and Buyer's Closing Documents (as defined above). This Agreement (and as of the Closing Date, each of Buyer's Closing Documents) (a) has been authorized by all necessary corporate action on the part of Buyer, (b) has been duly executed and delivered by Buyer, and (c) constitutes the legal, valid and binding obligation of Buyer.

                9.1.2 CONFLICTS. Execution, delivery and performance by Buyer of this Agreement, and as of the Closing Date, Buyer's Closing Documents, shall not conflict with or result in a violation of (a) Buyer's organizational documents, or (b) to Buyer's knowledge, any judgment, order, or decree of any court or arbiter to which Buyer is named as a party.

                9.1.3 NO BANKRUPTCY. (a) Buyer is not in the hands of a receiver, and, to Buyer's knowledge, no application for a receiver is pending;
(b) Buyer has not made a general assignment for the benefit of creditors; and
(c) Buyer has not filed, or to Buyer's knowledge had filed against it, any petition in bankruptcy, for reorganization or in any other insolvency proceeding. If any of such actions have been taken or brought against Buyer, then prior to the date hereof the same have been fully disclosed and Buyer discharged therefrom so that there are no prohibitions or conditions upon Buyer's purchase or leaseback of the Property.

        SECTION 9.2     SURVIVAL.

        The representations and warranties made by Buyer in Section 9 shall survive the Closing and shall not merge in the Deed.

SECTION 10.     TERMINATION OTHER THAN FOR DEFAULT.

        If Buyer terminates this Agreement pursuant to Section 4.4.3, then except for Buyer's obligations under Sections 4.1, 13, 16 and 17, neither party hereto shall have any further rights, duties or obligations hereunder, and Title Company shall return the Deposit and all interest accrued therein to Buyer.

SECTION 11.     DEFAULT; REMEDIES.

        Time is of the essence of this Agreement.

        SECTION 11.1    BUYER'S DEFAULT.

        "Buyer's Event of Default" shall mean any of the following: (a) Buyer fails without legal excuse to purchase the Property in accordance with its obligations under this Agreement, or (b) Buyer is otherwise in default under this Agreement and fails to cure such default within five (5) business days after written notice from Seller. Upon a Buyer's Event of Default, Seller may elect either (i) as Seller's exclusive remedy (except for enforcing Buyer's obligations provided for in Sections 4.1, 13, 16 and 17 hereof, which obligations shall survive termination of this Agreement) to terminate this Agreement and retain the Deposit (and all interest accrued thereon) as liquidated damages and not as a penalty, the parties agreeing that the damages that would be incurred by Seller in such event would be difficult or impossible to determine with precision and that such amounts are reasonable in light of all applicable factors or (ii) direct the Escrow Agent to return the Deposit (and all interest accrued thereon) to Buyer and pursue such remedies as are available to Seller at law or in equity, including specific performance. In the event Seller makes the election in clause (i), Escrow Agent, is hereby instructed to deliver to Seller the Deposit and all interest accrued thereon.

        SECTION 11.2    SELLER'S DEFAULT.

        If Seller fails without legal excuse to sell the Property in accordance with its obligations under this Agreement for any reason other than Buyer's failure to tender performance of its obligations hereunder, or if Seller is otherwise in default under this Agreement and fails to cure such default within five (5) business days after written notice from Buyer, then Buyer shall have all available legal and equitable remedies, including the remedy of specific performance.

SECTION 12.     NOTICES.

        All notices required or permitted to be given hereunder shall be in writing, and shall be sent by one of the following means: by facsimile transmission (with a hard copy sent by mail), by personal delivery (including by means of professional messenger service) or registered, certified mail, postage-prepaid, return-receipt requested, or nationally recognized overnight courier guaranteed next day delivery. Notice shall be deemed to have been given upon receipt if personally delivered or sent by overnight courier or if sent by facsimile and received by 5:00 p.m. Seattle time (with the party giving notice having evidence of confirmation of transmission), or if not so received then upon the next business day, and if sent by mail, upon receipt or refusal by the addressee. The parties' respective addresses for notices are as follows:

If to Seller, to:                      Spacelabs Medical, Inc.
                                       15220 NE 40th St.
                                       Redmond, WA  98052
                                       Attention:      Gene DeFelice
                                       Telephone No.:  425-882-3768
                                       Facsimile No.:  425-883-7091

with a copy to:                        King & Spalding
                                       1185 Avenue of the Americas
                                       New York, New York  10036
                                       Attention:      Christopher B. Price
                                       Telephone No.:  212-556-2207
                                       Facsimile No.:  212-556-2222

If to Buyer, to:                              USREA, Inc.
                                       c/o Microsoft Corporation
                                       One Microsoft Way
                                       Redmond, WA  98052
                                       Attention:      Jose Oncina
                                       Telephone No.:
                                                       -------------------------
                                       Facsimile No.:  425-936-7329

with a copy to:                        Preston Gates & Ellis LLP
                                       Suite 5000, 701 Fifth Avenue
                                       Seattle, Washington  98104
                                       Attention:      Robert Neugebauer
                                       Telephone No.:  (206) 467-7657
                                       Facsimile No.:  (206) 623-7022

SECTION 13.     COMMISSIONS.

        Seller has agreed to pay a commission of one percent (1%) of the Purchase Price to TCCS, conditioned upon, earned at, and payable only upon consummation of the Closing. Seller has also agreed to pay a commission of 0.6% of the Purchase Price to The Broderick Group ("SELLER'S BROKER"). Seller hereby agrees to defend, indemnify, and hold harmless Buyer, and

Buyer hereby agrees to defend, indemnify, and hold harmless Seller, from and against any claim by third parties for brokerage, commission, finders or other fees relative to this Agreement, the sale of the Property or the leaseback of the Property pursuant to the Lease, and any court costs, attorneys' fees or other costs or expenses arising therefrom, and alleged to be due by authorization of the indemnifying party.

SECTION 14.     ASSIGNMENT.

        Buyer may assign its interest under this Agreement subject to the prior approval of Seller, which will not be unreasonably withheld or delayed, but only if (a) Buyer and such assignee (the "ASSIGNEE") execute an assignment and assumption agreement pursuant to which such Assignee assumes all of Buyer's obligations under this Agreement and the Buyer's Closing Documents, and Buyer remains liable for all such obligations as a principal and not as a surety; and
(b) within five days prior to Closing, Assignee executes and delivers to Seller a certificate in form and substance reasonably acceptable to Seller in which Assignee (i) provides its address for purposes of receiving notices; and (ii) represents and warrants to Seller each of Buyer's representations and warranties under Section 9, modified to reflect the type of entity Assignee is for purposes of the representation in Section 9.1. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and assigns. This Agreement is for the sole benefit of Seller and Buyer, and no third party is intended to be a beneficiary hereof. In the event of the sale or other transfer of all or substantially all of the stock or assets of SLMD-DE, for purposes of this Section 14 the entity acquiring such stock or assets shall be subject to the prior approval of Buyer, not to be unreasonably withheld or delayed, which approval may be conditioned on such transferee expressly assuming to obligations of Seller under this Agreement. Notwithstanding the foregoing, however, in order to facilitate its synthetic lease financing arrangement, Buyer hereby reserves the right, without Seller's consent, but upon prior written notice to Seller, to direct Seller to convey title to Wells Fargo Bank Northwest, National Association, not in its individual capacity, but solely as Trustee under MS Trust No. 2001-1 or any other cotrustee or successor trustee. In the event Buyer elects to direct Seller to convey the Property in accordance with the preceding sentence, Buyer shall remain fully liable for performance of all of its obligations under this Agreement, including, without limitation, payment of the Purchase Price.

SECTION 15.     EXCLUSIVE DEALING.

        Seller shall not market the Property, or negotiate with any other potential buyers or tenants to sell or lease the Property, during the period commencing the date hereof and terminating on September 5, 2001 or the sooner termination of this Agreement. The foregoing restrictions shall not prohibit or limit Seller's right to seek or negotiate a possible mortgage re-financing of the Property, which Buyer acknowledges Seller may undertake prior to the Closing.

SECTION 16.     CONFIDENTIALITY.

        Except as and to the extent required by law or provided in Section 17 below, neither Seller nor Buyer shall disclose or use, and each shall cause its employees, agents, contractors, representatives assigns (collectively, the "Representatives") not to disclose or use, any Confidential Information (as defined below) with respect to the transaction contemplated by this

Agreement, the Property or Seller that has been furnished, or is to be furnished by Seller or its Representatives to Buyer, or its Representatives in connection herewith at any time or in any manner other than in connection with (i) Buyer's evaluation of the transaction contemplated by this Agreement, (ii) Buyer's financing of the Property or (iii) following the closing, Buyer's transfer of the Property. For purposes of this Section 16, "Confidential Information" means any information about the transaction contemplated by this Agreement, the Seller or the Property provided by Seller to Buyer or the Representatives or discovered by Buyer or Buyer's Representatives as part of its due diligence; provided that it does not include information which Buyer can demonstrate is generally available to or known by the public other than as a result of improper disclosure by Buyer. Under no circumstances shall Buyer contact or seek information with respect to the Property or Seller from Seller's existing or potential lenders, with whom Seller has been negotiating possible refinancing transactions. If the sale of the Property does not close for any reason, then Buyer shall promptly return to Seller any Confidential Information in its possession. The provisions of this Section 16 shall survive termination of this Agreement.

SECTION 17.     DISCLOSURE.

        Except as and to the extent required by law, and except in connection with obtaining financing, without the prior written consent of the other party, each party shall not, and shall cause it's Representatives not to, directly or indirectly, make any public comments, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions or other aspects of the transaction proposed in this Agreement. Except as provided to the contrary in Section 16 above, information contained in this Agreement shall be treated as confidential by both parties, but Seller may make customary disclosures, filings or notifications to government agencies, including without limitation the Securities and Exchange commission and may engage in discussions with its customers, potential or actual investors or employees with respect to the matters covered hereby. In addition, the parties shall be entitled to make disclosures to their attorneys, consultants and agents, and third parties involved in the transaction (such as the Title Company) as needed to facilitate the transaction, but shall instruct such parties as to the requirements of this Section 17. Without limiting the foregoing, neither party to this Agreement shall cause or permit to be recorded in the public land records this Agreement or any memorandum or short form thereof.

SECTION 18.     GOVERNING LAW.

        This Agreement shall be governed and construed in accordance with the laws of the State of Washington.

SECTION 19.     ENTIRE AGREEMENT; SEVERABILITY.

        This Agreement is the entire agreement between Seller and Buyer concerning the sale of the Property and supersedes all prior term sheets, letters of intent, agreements or understandings, written or oral, signed or unsigned concerning sale of the Property. No modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by Buyer and Seller. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

SECTION 20.     MISCELLANEOUS.

        The headings in this Agreement are for convenience only and do not in any way limit or affect the terms and provisions hereof. Unless otherwise specified, in computing any period of time described in this Agreement, "days" means calendar days, and the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday. "Business Days" means Mondays through Fridays, except legal holidays on which banks are closed for business in Redmond, Washington. The final day of any such period shall be deemed to end at 5 p.m., Pacific Standard or Daylight time, as applicable. Wherever appropriate in this Agreement, the singular shall be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders shall be deemed to include either or both of the other genders. This Agreement may be executed in multiple counterparts, all of which together shall constitute one agreement.

SECTION 21.     WAIVER.

        A party may, at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such party. No waiver shall reduce the rights and remedies of such party by reason of any breach of any other party. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

SECTION 22.     FACSIMILE SIGNATURES; COUNTERPARTS.

        Each party (i) has agreed to permit the use, from time to time and where appropriate, of telecopied signatures and execution in counterparts in order to expedite the transaction contemplated by this Agreement, (ii) intends to be bound by its respective telecopied signature or the counterpart executed by it,
(iii) is aware that the other will rely on the telecopied signature or such counterpart, and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transaction contemplated by this Agreement based on the fact that a signature was sent by telecopy or a document was executed in counterpart.

SECTION 23.     EXHIBITS.

        Exhibits A through D and all Schedules attached hereto are incorporated herein by this reference for all purposes.

SECTION 24.     ATTORNEYS' FEES.

        In any suit, action, proceeding, or appeal therefrom, to enforce this Agreement or any term or provision hereof, or to interpret this Agreement, the prevailing party shall be entitled to recover its costs incurred therein, including reasonable attorneys' fees and disbursements.

SECTION 25.     MICROSOFT GUARANTY.

        The obligations of Buyer under this Agreement, including without limitation, the obligation to pay the Purchase Price and the obligations under Sections 4.1, 13, 16 and 17 (which latter obligations shall survive the Closing or earlier termination of this Agreement) shall be guaranteed by Microsoft Corporation, a Washington corporation, pursuant to a separate guaranty in favor of Seller in the form attached hereto as EXHIBIT D.

        EXECUTED in duplicate original as of the date and year first above written.

SELLER:                            SPACELABS MEDICAL, INC.
                                   a Delaware corporation

                                   By
                                      ----------------------------------------

                                      ----------------------------------------
                                      Its
                                          ------------------------------------

                                                 and

                                   SPACELABS MEDICAL, INC.,

                                   a California corporation

                                   By
                                      ----------------------------------------

                                      ----------------------------------------
                                      Its
                                          ------------------------------------

BUYER:                             USREA INC., A DELAWARE CORPORATION

                                   By
                                      ----------------------------------------

                                      ----------------------------------------
                                      Its
                                          ------------------------------------

                                    Exhibit A

                                Legal Description

                                  Schedule 1.2

ITEMS THAT COULD BE CONSIDERED FIXTURES, BUT THAT SPACELABS WILL NOT CONVEY TO BUYER AND SHALL REMOVE AT EXPIRATION OF THE LEASE TERM:

Equipment used in manufacturing and as part of Spacelabs' business

Reception Desks
Security system
Computer projection systems in conference rooms
Enclosed white boards
EMI test chamber
TM antennas

Clock system (both buildings)
Reader boards (both buildings)
TV's on mounts (both buildings)
Vent hoods above gas work benches (both buildings)
All telephone switch equipment (both buildings)
Air compressors (both buildings)

Wire cage systems throughout both buildings
Eye wash systems
Pallet Wrapper

Kitchens: (both buildings)

Refrigerators
Stoves (excluding vent hoods)
Grills
Fryers
Dishwashers
Stainless work counters

ITEMS THAT MIGHT BE CONSIDERED PERSONAL PROPERTY BUT THAT SPACELABS WILL NOT REMOVE AT EXPIRATION OF THE LEASE:

Building supplies unique to these buildings (matching carpet, tiles and like items)
Projection screens in demo rooms and ECR
Raised floor and tiles in computer room
Vent hoods above stoves in kitchens (both buildings)

                                 Schedule 4.3.1

                       Due Diligence Deliveries by Seller

ALTA/ACSM Land Title Survey, Triad Associates, 7/26/01
Building, architectural and engineering plans and drawings
Site Map
Building Floor Plans Engineers
Northwest letter dated April 3, 2001
SERVICE AND MAINTENANCE CONTRACTS:
        A-Deli II - foodservice
        ADT - badge reader
        Allied Janitorial Services
        American Security Services - security guards
        UPS - Computer Power and Service
        McKinstry Service - HVAC
        The Safety Team, Inc. - fire protection
        Eden - pest control
        TUTCO - landscaping
        Sammamish Sweepers
        Thyssen-Sound Elevators
        Pacific Detroit Diesel-Allison
ENVIRONMENTAL:
Phase 1 Environmental Site Assessment Koll Business Center, Phase VI, April 19, 1994
Level 1 Environmental Assessment for Network Real Estate Services, January, 1990 Phase 1 Environmental Site Assessment of Spacelabs Manufacturing, July 18, 2001 Phase 1 Environmental Site Assessment of Spacelabs Corporate, July 18, 2001 Spacelabs Environmental Notebook containing:
    AIR QUALITY TESTING
    GAS CERTIFICATE OF CALIBRATION
    FLOW SOLDER TREATMENT
    C PLATES
    BACK FLOW DEVICE TESTING
    EPA ID
    DEPARTMENT OF ECOLOGY REPORT
    WASTE STREAMS PROFILES 2001
    WASTE STREAMS PROFILES 2000
    HAZARDOUS WASTE MSDS
    STERICYLCLE BFI
    SAFETY KLEEN CORP
    ORANGE CLEAN-UP 2/01
    SMI HAZARDOUS WASTE REPORT
    HAZARDOUS WASTE INSTRUCTION
    HAZARDOUS WASTE CAGE
    HAZARDOUS SHIP LOG REDMOND
    HAZARDOUS MANIFEST 2001
    HAZARDOUS MANIFEST 2000
    HAZARDOUS MANIFEST 1999
    HAZARDOUS MANIFEST 1998

    HAZARDOUS MANIFEST 1997
    PHILLIPS WASTE MANIFEST 96/97
    BIO-HAZARD MANIFEST BFI
    TUTKO LANDSCAPING MSDS

                                 Schedule 4.4.1

                          "Schedule B" Title Exceptions

                                    Exhibit B

              Lease with SLMD-DE and Guaranty as Exhibit B Thereto

                                    Exhibit C

                                  Form of Deed


--------------------------------------------
  RETURN ADDRESS

  King & Spalding
  1185 Avenue of the Americas
  New York, New York 10036

  Attention:  Christopher B. Price, Esq.

--------------------------------------------

--------------------------------------------------------------------------------

DOCUMENT TITLE(s) (or transactions contained therein):

1.  Bargain and Sale Deed

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

REFERENCE NUMBER(s) OF DOCUMENTS ASSIGNED OR RELEASED:
(on page       of documents(s))
         -----


--------------------------------------------------------------------------------

GRANTOR(s) (Last name first, then first name and initials):

1.
    -------------------------------------------
2.  [ ] Additional names on page       of document.
                                 -----
--------------------------------------------------------------------------------

GRANTEE(s) (Last name first, then first name and initials):

1.
    -------------------------------------------
2.  [ ] Additional names on page       of document.
                                 -----
--------------------------------------------------------------------------------

LEGAL DESCRIPTION (abbreviated: i.e. lot, block, plat or section, township, range)

    _______________________, with an address at [15120] [15220] NE 40th Street,
    Redmond, Washington

    [X] Full legal is on page of document.

--------------------------------------------------------------------------------

ASSESSOR'S PROPERTY TAX PARCEL/ACCOUNT NUMBER

    ------------------------------------------

--------------------------------------------------------------------------------

                              BARGAIN AND SALE DEED

GRANTOR, SPACELABS MEDICAL, INC., a [Delaware] [California] corporation, for and in consideration of Ten Dollars ($10) and other good and valuable consideration in hand paid, receipt and sufficiency of which are acknowledged, bargains, sells and conveys to ___________________________________, a ________________________
("Grantee"), that certain real estate situated in King County, Washington, as more particularly described in EXHIBIT A attached to and incorporated in this Deed;

DATED:  August ___, 2001.



                                      ---------------------------------

                                      ---------------------------------


STATE OF WASHINGTON            )
                               ) ss.
COUNTY OF KING                 )


        On this _____ day of August, 2001, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared ___________________, to me known to be the individual who executed the within and foregoing instrument, and acknowledged that she signed the same as her free and voluntary act and deed, for the uses and purposes therein mentioned.

GIVEN UNDER my hand and official seal hereto affixed the day and year in this certificate first above written.



                                      ------------------------------------
                                      (Signature of Notary)

                                      ------------------------------------
                                      (Print or stamp name of Notary)

                                      NOTARY PUBLIC in and for the State
                                      of Washington, residing at               .
                                                                ---------------
                                      My appointment expires:                  .
                                                             ------------------

                                    Exhibit D
                     Form of Microsoft Corporation Guaranty

                                    GUARANTY

        In consideration of the execution of that certain Real Estate Purchase and Sale Agreement between Spacelabs Medical, Inc., a Delaware corporation, and Spacelabs Medical, Inc., a California corporation (collectively, "SELLER") , as sellers, and USREA, Inc., a Dealware corporation ("BUYER"), as buyer (the "P&S AGREEMENT") of even date herewith, affecting premises more particularly described therein and commonly known as 15120 and 15220 N.E. 40th, Redmond, Washington, the undersigned ("GUARANTOR") hereby guarantees to Seller, and its successors and assigns, the payment and performance of all obligations of the Buyer under the P&S Agreement, including, without limitation, the payment of the Purchase Price (as defined therein) and all costs and expenses payable by Buyer under the P&S Agreement, as well as the payment and performance of all obligations of Buyer under the P&S Agreement that survive Closing (as defined therein) or the termination of the P&S Agreement. Guarantor shall also pay to Seller all legal costs and expenses, including without limitation, Seller's attorneys' fees and disbursements, incurred in connection with any claim or action to enforce of this Guaranty.

        This Guaranty is an absolute and unconditional guaranty of payment and of performance. It shall be enforceable against Guarantor without the necessity of any suit or proceedings on the Seller's part against the Buyer or its successors and assigns, and without the necessity of any notice of non-payment, non-performance, or non-observance, or of any notice of acceptance of this Guaranty, or of any other notice or demand to which the Guarantor might otherwise be entitled, all of which Guarantor hereby waives. Guarantor agrees that this Guaranty and the obligations of the Guarantor hereunder shall not be terminated, affected, diminished, or impaired by reason of (i) any failure by Seller to assert against Buyer or its successors or assigns any right or remedy Seller may have, (ii) any assignment, renewal, modification or extension of the P&S Agreement, (iii) any waiver by Seller of any term or provision of the P&S Agreement, (iv) any bankruptcy or insolvency of Buyer, or its successors or assigns, or (v) any dealings or transactions between Seller and Buyer, whether or not Guarantor has consented to or received notice of any of the foregoing.

Guarantor acknowledges that it will derive substantial benefit from the consummation of the transactions contemplated by the P&S Agreement, notwithstanding that Buyer is not an affiliate of Guarantor, and that the delivery of this Guaranty by Guarantor is a material condition to Seller's obligation to close such transaction.

        DATED:  SEPTEMBER 12, 2001

                                         MICROSOFT CORPORATION, A WASHINGTON
                                         CORPORATION

                                         BY
                                            ---------------------------------

                                                                       EXECUTION
                                                                            COPY



                     REAL ESTATE PURCHASE AND SALE AGREEMENT


                                     Between


                             SPACELABS MEDICAL, INC.
                             a Delaware corporation

                                       and

                             SPACELABS MEDICAL, INC.
                            A CALIFORNIA CORPORATION

                             collectively as Seller,

                                       and

                                  USREA, INC.,
                a Delaware corporation, or its permitted assigns

                                      Buyer


                          Dated as of September 5, 2001

                                TABLE OF CONTENTS

                                                                            PAGE

SECTION 1.  PURCHASE AND SALE..................................................1
            Section 1.1 Property Being Sold....................................1
            Section 1.2 Excluded Assets........................................2

SECTION 2.  PURCHASE PRICE; PAYMENT............................................2

SECTION 3.  EARNEST MONEY......................................................2

SECTION 4.  DUE DILIGENCE......................................................3
            Section 4.1 Access; Indemnity......................................3
            Section 4.2 AS IS, WHERE IS........................................4
            Section 4.3 Delivery of Information by Seller......................4
            Section 4.4 Title Insurance........................................4

SECTION 5.  OPERATION PRIOR TO CLOSING.........................................5

SECTION 6.  CLOSING; PRORATIONS................................................6
            Section 6.1 Time for Closing.......................................6
            Section 6.2 Closing Costs..........................................6
            Section 6.3 Prorations.............................................7
            Section 6.4 Closing Documents......................................7
            Section 6.5 Possession.............................................9
            Section 6.6 Title Policy...........................................9

SECTION 7.  DAMAGE OR CONDEMNATION PRIOR TO CLOSING............................9
            Section 7.1 Damage or Destruction..................................9

SECTION 8.  SELLER'S REPRESENTATIONS AND WARRANTIES...........................10
            Section 8.1 Representations and Warranties........................10
            Section 8.2 Disclaimer of Other Representations and Warranties....12
            Section 8.3 Definitions of Seller's Knowledge.....................12
            Section 8.4 Survival..............................................12

SECTION 9.  BUYER'S REPRESENTATIONS AND WARRANTIES............................12
            Section 9.1 Representations and Warranties........................12
            Section 9.2 Survival..............................................13

SECTION 10. TERMINATION OTHER THAN FOR DEFAULT................................13

SECTION 11. DEFAULT; REMEDIES.................................................13
            Section 11.1 Buyer's Default......................................13
            Section 11.2 Seller's Default.....................................13

SECTION 12. NOTICES...........................................................14

SECTION 13. COMMISSIONS.......................................................14

SECTION 14. ASSIGNMENT........................................................15

SECTION 15. EXCLUSIVE DEALING.................................................15

SECTION 16. CONFIDENTIALITY...................................................15

SECTION 17. DISCLOSURE........................................................16

SECTION 18. GOVERNING LAW.....................................................16

SECTION 19. ENTIRE AGREEMENT; SEVERABILITY....................................16

SECTION 20. MISCELLANEOUS.....................................................17

SECTION 21. WAIVER............................................................17

SECTION 22. FACSIMILE SIGNATURES; COUNTERPARTS................................17

SECTION 23. EXHIBITS..........................................................17

SECTION 24. ATTORNEYS' FEES...................................................17


SCHEDULES AND EXHIBITS

Exhibit A               Legal Description
Exhibit B               Lease
Exhibit C               Form of Bargain and Sale Deed
Exhibit D               Form of Microsoft Guaranty
Schedule 1.2            Excluded Fixtures
Schedule 4.3.1          Due Diligence Deliveries by Seller
Schedule 4.4.1          Schedule B Title Exceptions


                                       ii